Exhibit 99.1

November 28, 2007

Mr. Joseph M. Tucci

[address]

Dear Joe:

This is to confirm our understanding regarding your continued role as Chairman and Chief Executive Officer of EMC Corporation (“EMC”). As you know, the Board of Directors believes that your continuity of service as Chairman and CEO will benefit both the company and its shareholders. EMC is therefore pleased to agree to the following arrangement:

1. You will continue in the role of Chairman and CEO through at least December 31, 2010.

2. You will continue to work with the Board of Directors on the management succession development program that is currently underway.

3. Your annual cash compensation through 2010 will consist of a base salary of $1,000,000 and a target incentive bonus payment of $1,440,000.

4. At your request, you have received no equity awards in 2007. No sooner than the third quarter of 2008, the Board of Directors will review the desirability of an equity grant.

5. During the term of this arrangement, all of your health, welfare and other benefits will continue, according to applicable EMC policies.

6. Your Change in Control Agreement dated November 28, 2007 will remain in effect during the term of this arrangement and you will continue to receive any benefits as applicable under that agreement.

7. In the event your employment at EMC terminates prior to December 31, 2010 (not due to a Change in Control (as defined in your Change in Control Agreement)):

(a) If you leave voluntarily, you will receive no further base salary payments and will receive your target incentive bonus payment prorated for the period for which you have worked.

(b) If you are terminated by EMC without “cause” (as defined in your Change in Control Agreement), EMC will pay you base salary and target incentive bonus payments equivalent to one year’s cash compensation described in Paragraph 3 above, to be paid out over the remaining term of this arrangement or over an eighteen month period, whichever is longer (the “Salary Continuation Period”). Consistent with the treatment of other senior executives, during the Salary Continuation Period, EMC will continue your benefits and any equity you hold as of the date of termination will continue to vest. If any of your equity grants would, by their terms, continue to

November 28, 2007

vest for longer than the Salary Continuation Period, they will continue to vest according to the terms of the applicable plan and grant. To the extent required to comply with Section 409A of the Internal Revenue Code, payments will be delayed until the six-month anniversary of your termination of employment without “cause.”

(c) If you are terminated by EMC for “cause”, you will receive no further base salary payments and no further incentive bonus payments.

In the event of any termination of your employment under this Paragraph 7, you will receive no further severance payment other than as described above.

8. EMC and you agree that this arrangement will be governed by and construed in accordance with Massachusetts law.

9. All payments under this arrangement are subject to all applicable tax withholdings.

10. This arrangement will be binding on the Company’s successors and assigns.

If this arrangement meets with your approval, please sign this letter below.

The Board and I look forward to your continued leadership over the next several years.

Very truly yours,

/s/ David N. Strohm
David N. Strohm
Lead Director

Accepted and agreed:

/s/ Joseph M. Tucci
Joseph M. Tucci